Exhibit 99.1

Jamba, Inc. Announces New Chief Marketing Officer

FRISCO, Texas— October 30, 2017—Jamba, Inc. (Nasdaq: JMBA) announced Claudia Schaefer will join the company as Chief Marketing Officer. Ms. Schaefer will start on November 6, and will oversee all aspects of global marketing, consumer insights, public relations, product innovation, and research & development. She will report to Dave Pace, President and Chief Executive Officer, and succeeds Rachel Phillips-Luther who left the company to pursue other interests.

Ms. Schaefer brings over 20 years of experience successfully building restaurant brands and increasing sales.  She most recently served as Chief Marketing Officer at Cheddar’s Scratch Kitchen, and was a key contributor to the company’s turnaround and sale.  Prior to joining Cheddar’s in 2015, Ms. Schaefer held leadership positions at Brinker International and T.G.I. Friday’s.  She also spent nine years in advertising at major agencies including Leo Burnett, Tracy-Locke and Moroch and Associates.

“I am delighted to have Claudia join the Jamba team and want to thank Rachel for her contributions during her time with Jamba,” said Mr. Pace.  “Claudia brings deep restaurant experience and a strategic analytical approach leveraging data and consumer insights to build and reinvigorate high profile brands.  Her track record of success with multiple concepts, including her most recent work at Cheddar’s, makes her a clear choice to lead our marketing efforts.”

About Jamba, Inc.

Jamba, Inc. (Nasdaq: JMBA) through its wholly-owned subsidiary, Jamba Juice Company, is a global healthy lifestyle brand that inspires and simplifies healthful living through freshly blended whole fruit and vegetable smoothies, bowls, juices, cold-pressed shots, boosts, snacks, and meal replacements. Jamba’s blends are made with premium ingredients free of artificial flavors and preservatives so guests can feel their best and blend the most into life.

Jamba Juice® has more than 800 franchised and company-owned locations worldwide, as of July 4, 2017. For more information, visit jambajuice.com.

Contact:

Investor Relations

Dara Dierks, ICR

646-277-1212

investors@jambajuice.com